Exhibit 10.25

Internal Correspondence

18 December 2019

PERSONAL & CONFIDENTIAL

Dear Stephane,

This Letter of Assignment (“LOA” or “Agreement”), including Appendices, details the terms and general conditions applicable to your Local Plus Assignment as summarized below:

Destination Country:	Singapore
Destination Company:	United Technologies South Asia Pacific Pte. Ltd
Anticipated Commencement Date:	November 1, 2019

Your Local Plus Assignment will be for a two-year term and may be extended, subject to business needs.  Your Assignment is subject to obtaining and maintaining all applicable immigration authorizations, medical or other clearances required by the Destination Country and returning a signed copy of this LOA.

Assignment Status

As a Local Plus Assignee, you will be employed by the Destination Company.  You must abide by all laws in the Destination Country and abide by the policies of the Destination Company.  It is also expected that you will conduct yourself in a professional manner at all times and carry out your duties and responsibilities.

This LOA is not a contract of employment, but simply seeks to confirm the conditions which pertain to your Local Plus Assignment.  The duration, terms, benefits and conditions of the Assignment are subject to revision in accordance with business needs, and changes to Company policies.

Assignment Benefits

As a Local Plus Assignee, you will receive the benefits detailed in the attached Appendix A, which is incorporated by reference.

Data Privacy

By signing this LOA, you confirm your understanding and explicitly agree that the Company, its affiliate and/or third parties may, in connection with your employment and/or your relocation, collect, use, process, transmit and hold personal data, including sensitive personal data.  The data may be in electronic or other form and may be used to manage your employment and relocation arrangements, to comply with legal and regulatory obligations and to fulfil the company’s business or other legitimate interests as required or permitted by law or regulation.  Because of the global nature of the assignment, your personal data will, subject to applicable law, be transferred internationally to other countries worldwide.  This may mean that personal data is transferred to countries, such as the United States, where data servers may be located.  Each country provides different standards of legal protection of personal data.  All such collection, use, processing, transmission and holding of data will comply with applicable data privacy protection requirements.  If you do not want to have your personal data shared, you may choose to not sign this LOA and not accept these Local Plus benefits.

Internal Correspondence

Confidentiality

By signing this LOA, you agree that Company Information acquired and known to you shall be deemed strictly confidential.  Unless permitted by the Company in writing, during the term of this assignment or at any time thereafter, you shall not disclose any Company Information to any legal person, individual or other organization or entity for any purpose and in any manner, nor utilize the Company Information for any purpose other than performing your duties.

By signing this LOA, you further agree to keep the terms of this letter confidential and to not disclose its content to anyone except for purposes of seeking legal or financial advice.

Governing Law

The terms of this relocation letter are generally subject to and governed by the laws of the Republic of Singapore.

Thank you for supporting our global initiatives.  Best wishes to you in your new role.

Sincerely,

/s/ Laurie Havanec
Laurie Havanec, Vice President & CHRO

ACCEPTANCE

By executing this LOA, you acknowledge have read, understood, and accept the letter, and accept all of the terms, provisions, obligations and conditions herein.  This letter constitutes the entire agreement between the parties regarding your assignment and supersedes all previous and contemporaneous statements, communications, representations or agreements, either written or oral, by or between you and the Company with respect to the subject matter hereof.  No contemporaneous or subsequent agreement or understanding modifying, varying or expanding this letter shall be binding upon either party unless in writing and signed by a duly authorized representative of the Company and yourself.

Internal Correspondence

Please indicate your agreement by signing below and returning this LOA as soon as possible.  This letter shall not be amended or supplemented unless in writing and signed by you and a duly authorized representative of the Company.

I have reviewed the general terms and conditions of my Local Plus Assignment outlined above and by signing below, accept these conditions.

/s/ Stephane de Montlivault	20 December 2019
Stephane de Montlivault	Date

Inclusions:
Appendix A:  Benefit Summary

Internal Correspondence

APPENDIX A:  Benefit Summary

You will receive the following benefits under your Local Plus package while on assignment:

Benefit Type	Amount and Frequency
Health & Welfare Benefits	Cigna Global Plan
Housing & Utilities Allowance	S$307,000 per annum
Dependent Education	Reimbursement of eligible expenses up to a maximum of S$120,000 per annum
Assignment Premium	S$40,000 per annum
Pension/Retirement	8% of base salary and incentive compensation

HEALTH & WELFARE BENEFITS

You and your eligible dependents shall continue to participate in the Company’s Cigna Global Plan, which provides comprehensive medical and dental coverage.  The Company will continue to fund all premium costs for this coverage.  You will be liable for any personal income tax payable for such allowance, as applicable.

HOUSING & UTILITIES

The Company will provide a Destination Country Housing & Utilities Allowance, based on housing market data and the number of Eligible Dependents in the Host Country.  Your housing and utilities allowance will be S$307,000 per annum.  The allowance will be paid to you with your monthly payroll.  You will be liable for any personal income tax payable for such allowance.

DEPENDENT EDUCATION

The Company will reimburse educational expenses for your eligible dependents.  The reimbursement will cover required tuition fees of core activities/subjects, application fees, registration fees, mandatory fees, textbooks, lab fees and school bus expenses (if provided by the school).  The Company will not pay for school uniforms, sports tours, school trips, other school transportation expenses, obligatory social events or any extracurricular activities.  You will be provided with reimbursement for dependent education of up to S$120,000 per annum for your children’s primary and secondary school education, upon presentation of eligible invoices or receipts.  The company will not provide reimbursement for post-secondary or tertiary school education (e.g. college/university tuition fees, certification or other post-secondary school courses and/or programs).  You will be liable for any personal income tax payable for such allowance.

PENSION/RETIREMENT:

You will continue to participate in the Retirement Plan for Third Country National Employees of United Technologies Corporation (the “TCN Plan”) (or its successor or other appropriate retirement scheme as determined by Otis).  Your participation in the TCN Plan is subject to applicable plan rules.  The Company’s contribution to the TCN Plan will be at the rate of 8% of base salary and incentive compensation.  You will be liable for any personal income tax payable for such benefit.